ARADIGM ANNOUNCES FOURTH QUARTER
AND YEAR END 2003 FINANCIAL RESULTS

HAYWARD, Calif., February 11, 2004 — Aradigm Corporation (Nasdaq: ARDM) today announced financial results for the fourth quarter and year ended December 31, 2003.

Contract revenues for the fourth quarter of 2003 decreased to $6.9 million from $7.6 million for the same period in 2002, a decrease of 8.6% percent. Revenues were primarily derived from the collaboration agreements with Novo Nordisk A/S to develop the AERx® Diabetes Management System. The Company reported a net loss applicable to common shareholders for the fourth quarter 2003 of $6.1 million, or $0.10 per share, compared with a loss of $7.1 million, or $0.23 per share, for the same period in 2002. Total operating expenses for the fourth quarter 2003 were $13.1 million, compared with $14.6 million for the same period in 2002.

Contract revenues for the year ended December 31, 2003 increased to $33.9 million, compared to $29.0 million for the same period in 2002. For the year ended December 31, 2003, the Company reported net loss applicable to common shareholders of $26.0 million, or $0.52 per share, compared with a loss of $35.9 million, or $1.19 per share, for the same period in 2002. Total operating expenses for the year ended December 31, 2003 were $60.0 million, compared with $65.1 million for the same period in 2002.

As of December 31, 2003, cash, cash equivalents and all investments totaled approximately $29.8 million.

“During the quarter the company used its resources effectively while attracting additional capital through a private placement financing,” said Richard Thompson, Chairman and Chief Executive Officer of Aradigm. “Operationally, we continue to execute on the internal timelines needed to move both our AERx and Intraject technology platforms into their respective next stages.”

Company Highlights

•	Last week, Aradigm announced that it has selected the final configuration design of its Intraject platform, acquired in May 2003 and signed interim clinical supply agreements with Patheon, Bespak and MGlas, who are involved in the production of Intraject’s key components.

•	In November, Aradigm completed a $14 million private placement of common stock and warrants with a select group of investors.

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Aradigm Corporation • 3929 Point Eden Way • Hayward, CA 94545 • 510.265.9000 • FAX 510.265.0277

ARADIGM	Page 2

•	In August, the company announced that AERx iDMS would be delayed due primarily to the presence of a cosmetic blemish discovered in the manufacturing process. The cause of the blemish has been identified and eliminated allowing Aradigm to continue on its course of supporting Novo Nordisk’s efforts to move AERx iDMS through phase 3 clinical trials.

•	In June, at the Annual Meeting of the American Diabetes Association, Aradigm’s partner, Novo Nordisk, presented several abstracts showing the AERx insulin Diabetes Management System (iDMS) did not impact lung function, resulted in increased compliance among the majority of users, and the system’s key features were acknowledged by physicians as important to patients with diabetes.

•	Also in June, the company strengthened its senior management team with the promotions of V. Bryan Lawlis, Ph.D. to President and Chief Operating Officer, Stephen Farr, Ph.D. to Senior Vice President and Chief Scientific Officer and the appointment of Bobba Venkatadri, to the newly created position of Senior Vice President, Operations.

•	In May, Aradigm completed the purchase of the assets of Weston Medical Group including the Intraject technology, forming a second, complete drug delivery platform for Aradigm.

•	In March, the company completed a $15 million private placement financing and issuances of warrants for the purchase of common stock with proceeds directed to further core platform efforts and strengthen working capital.

•	Also in March, data was published from clinical trials involving the use of the AERx iDMS in smokers and patients with asthma demonstrating that the system was safe and well tolerated, while producing reproducible dosing in both patient groups.

“In the past year, we have made significant progress in expanding our technology offerings with the strategic addition of Intraject,” said Richard Thompson, Chairman and Chief Executive Officer of Aradigm. “This affords us new opportunities outside of those captured by our AERx platform in multiple therapeutic areas and increases our ability to improve the quality of life for patients with chronic diseases. We also remain confident that as we have seen positive clinical data surrounding the AERx platform both presented and published that potential partners will recognize the viable approach of pulmonary delivery.”

Conference Call

The company will host a conference call and question and answer session at 4:30 pm ET, 1:30 pm PT today to discuss these financial results. Dial 1-877-297-6391 to access the conference call. International callers dial +1 847-944-7313. The event webcast can be found under the investor relations section at: www.aradigm.com. The webcast and audio replay of the conference call will be available following the call, which can be accessed on www.aradigm.com or by

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Aradigm Corporation • 3929 Point Eden Way • Hayward, CA 94545 • 510.265.9000 • FAX 510.265.0277

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dialing toll free 1-877-213-9653. International callers should dial +1 630-652-3041. The replay passcode is 8298674.

About Aradigm

Aradigm is working to improve the quality of life for patients through the development of its innovative needle-free drug delivery platforms. The Company’s AERx® advanced pulmonary delivery platform and its Intraject® needle-free injector system provide leading pharmaceutical and biotechnology partners with effective drug delivery solutions. Aradigm’s technologies both use liquid drug formulations to deliver drugs to the targeted area of either the lung, or the systemic circulation. The company’s most advanced product is in Phase 3 clinical trials for the treatment of diabetes in a partnership with Novo Nordisk, a world leader in diabetes care. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

AERx, and Intraject are registered trademarks of Aradigm Corporation.

-Financial charts follow-

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Aradigm Corporation • 3929 Point Eden Way • Hayward, CA 94545 • 510.265.9000 • FAX 510.265.0277

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In $000’s, Except Per Share Information)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,

	2003	2002	2003	2002

Contract revenues – From related parties	$6,882	$7,182	$33,546	$26,864
Contract revenues – Other	64	421	311	2,103

Total Contract revenues	6,946	7,603	33,857	28,967

Operating expenses:
Research and development	10,648	12,119	49,636	54,680
General and administrative	2,450	2,491	10,391	10,394

Total operating expenses	13,098	14,610	60,027	65,074

Loss from operations	(6,152)	(7,007)	(26,170)	(36,107)

Interest income	76	154	338	818
Interest expense	(16)	(293)	(138)	(642)

Net loss	$(6,092)	$(7,146)	$(25,970)	$(35,931)

Basic and diluted net loss per share	$(0.10)	$(0.23)	$(0.52)	$(1.19)
Shares used in computing basic and diluted net loss per share	59,421	31,158	50,196	30,261

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(IN $000’S)

	DECEMBER 31,	DECEMBER 31,
	2003	2002

ASSETS
Current assets:
Cash, cash equivalents & short-term investments	$29,770	$31,443
Receivables	140	282
Other current assets	2,014	1,593

Total current assets	31,924	33,318
Property and equipment, net	62,612	63,233
Notes receivable from officers	294	169
Other assets	388	409

Total assets	$95,218	$97,129

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$885	$1,951
Accrued clinical and cost of other studies	149	291
Accrued compensation	2,021	2,195
Deferred revenue	7,891	10,682
Current portion of capital lease obligations	843	1,753
Other accrued liabilities	427	407

Total current liabilities	12,216	17,279
Noncurrent portion of deferred revenue	5,040	6,170
Noncurrent portion of capital lease obligations	0	497
Noncurrent portion of deferred rent	1,323	1,108
Redeemable convertible preferred stock	23,669	30,665
Shareholders’ equity	52,970	41,410

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$95,218	$97,129